Banksy
(b. 1974)



This painting is the only unique, material reproduction of this original graffiti, which appeared on a bar wall in South London in 2010.

INVESTMENT THESIS

Initial Offering Price
$3,191,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$5.0m
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Price Appreciation of Similar Works
11.9%

Sharpe Ratio (2006-2022)	watch video
Banksy	▲1.39
S&P 500	0.56

0% Progress

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Banksy
(b. 1974)

Why we like this offering

1. The Artwork is a large-scale example of Banksy's iconic stencil graffiti style on board.
2. Auction records for artworks similar in scale, style, and medium are led by *The Leopard and Lamb* (2016), which sold for $4,699,553 at Phillips Hong Kong on May 31, 2024, followed by *Forgive Us Our Trespassing* (2011), which sold for $3,289,295 at Phillips London on October 13, 2023.
3. The Artwork is a large-scale diptych on two pieces of a found wooden board. The right panel features a spray painted, dark green stencil of a standing man in sneakers and a hoodie with a handkerchief to mask his face. He holds a spray-painted chain with a thick black painted outline of a Keith Haring-inspired barking dog at the end of it, which spills over onto the left panel.
4. Banksy appropriates Keith Haring's recurring dog barking symbol in the Artwork, paying homage to another artist whose legacy grew out of his street art practice. The barking dog represents abusers of power and oppressive authority figures, a prevalent theme in Banksy's oeuvre as well.
5. Until it was acquired privately by Masterworks, the Artwork remained in the same private collection since it was created in 2009 and purchased from the artist.
6. The stencil used for the Artwork first appeared in South London on the wall of a bar in 2010 and was quickly placed behind Perspex glazing. The Artwork is the only material reproduction of this original graffiti, except for a limited edition of prints that feature the image.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$6,845,626	35	$21,936,000

Turnover by Year



130.6M
98M
65.3M
32.7M
13
14
15
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21
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24

Lots Auctioned



Sold
Unsold
128
96
64
32
13
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Initial Offering Price	**$3,191,000**
Offering Circular	**sec.gov/edgar**

Painting





About Banksy

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

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BANKSY

b. 1974, UNITED KINGDOM



Stencil graffiti style on board | 96 × 92.5 in.

The anonymous street artist Banksy has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery.

$3,191,000	
INITIAL OFFERING	
11.9% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	60.0% ANNUAL GROWTH OF RECORD PRICE[3]
▲1.39 SHARPE RATIO[4]	14.4% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is a large-scale example of Banksy's iconic stencil graffiti style on board. The stencil used for the Artwork first appeared in South London on the wall of a bar in 2010 and was quickly placed behind Perspex glazing. The Artwork is the only material reproduction of this original graffiti, except for a limited edition of prints that feature the image. Banksy appropriates Keith Haring's recurring dog barking symbol in the Artwork, paying homage to another artist whose legacy grew out of his street art practice. Keith Haring's barking dog represents abusers of power and oppressive authority figures, a prevalent theme in Banksy's oeuvre as well. The Artwork is a large-scale diptych on two pieces of a found wooden board. The right panel features a spray painted, dark green stencil of a standing man in sneakers and a hoodie with a handkerchief to mask his face. He holds a spray-painted chain with a thick black painted outline of a Keith Haring-inspired barking dog at the end of it, which spills over onto the left panel. Auction records for artworks similar in scale, style, and medium are led by The Leopard and Lamb (2016), which sold for $4,699,553 (HKD 36,750,000) at Phillips Hong Kong on May 31, 2024, followed by Forgive Us Our Trespassing (2011), which sold for $3,289,295 (£2,710,000) at Phillips London on October 13, 2023, and Mona Lisa (2000), which sold for $928,200 (£731,250) to Masterworks 003, LLC, at Christie's London on June 25, 2019.

Banksy does not have any gallery representation; he is supported only by his discrete and appropriately ironic organization Pest Control, which authenticates his works. Despite the artist's refusal to cooperate with the institutional art world, his widespread popularity has also led him to be

AUCTION RECORDS FOR PAINTINGS BY BANKSY ARE LED BY LOVE IS IN THE BIN (2018), WHICH SOLD AT SOTHEBY'S LONDON FOR $25,426,401 (£18,582,000) ON OCTOBER 14, 2021, FOLLOWED BY GAME CHANGER (2020), WHICH SOLD FOR $23,238,686 (£16,758,000) AT CHRISTIE'S LONDON ON MARCH 23, 2021, AND SUNFLOWERS FROM PETROL STATION (2005), WHICH SOLD TO MASTERWORKS 092, LLC, FOR $14,558,000 AT CHRISTIE'S IN NEW YORK ON NOVEMBER 9, 2021.

the subject of numerous blockbuster traveling exhibitions, including Banky: Genius of Vandal?; and Banksy in New York. Rather than ostracize him, Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market, and he ranked 34th in the top 100 best-selling artists at auction according to Turnover 2022. As of August 31, 2023, Banksy's auction records are led by Love is in the Bin (2018), which sold at Sotheby's London for $25,426,401 (£18,582,000) on October 14, 2021, and shocked the room as it self-destructed in a custom trick frame that shredded the canvas, followed by Game Changer (2020), which sold for $23,238,686 (£16,758,000) at Christie's London on March 23, 2021, and Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC for $14,558,000 at Christie's in New York on November 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


Selected Similar Auction Sales
4699553
3289295
928200
687133
594478
429270
318432
362946
310783
286877
346906
334978
310783
229000
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

The famously anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become a household name in contemporary art, rising to international fame for his subversive approach to social commentary and persisting air of mystery. Although Banksy's concealed identity leaves much of his biography open to conjecture, over the years he has shed light on relevant aspects of his adolescence. The artist recalls being expelled from school and briefly going to prison for "petty crime" as a teen. Graffiti became his outlet for self-expression when he joined the Bristol-based graffiti group DryBreadZ crew, tagging his pseudonym "Banksy" all around the city. In the late 1980s, he developed his signature stencil style inspired by the use of stencil in revolutionary propaganda throughout history and the practical time-saving nature of the technique. By the early 1990s, he had become a fixture of the British street art scene. During this decade, he met the photographer Steve Lazarides, who became Banksy's documentarian and later, his agent. Banksy's artistic practice expanded to include painting, sculpture, and film, and he held his first solo exhibition of acrylic on canvas works in an apartment in Easton, Bristol, in 1998. He moved to London around the turn of the century and retreated further into anonymity, showing his eyes on a recording for the final time in 2003. In July of that same year, his exhibition held in a former warehouse, Turf War, startled London's art world with its flagrant and dark political humor. As his anarchical reputation in the art world grew, so did the boldness of his artistic interventions. Between 2003 and 2005, he successfully installed "re-mixed" replicas of Old Master oil paintings in prestigious museums, including Tate in London, the Louvre in Paris, and the Metropolitan Museum of Art in New York, among many others. In 2010, he directed a documentary about graffiti artists titled Exit Through the Gift Shop, which received an Academy Award nomination. Banksy's achieved mainstream success allowed him to pursue larger conceptual installation works like his apocalyptic amusement park installation Dismaland (2015) in Weston-super-Mare, England. In line with his egalitarian ethos, all of Dismaland's building materials were recycled into shelters for homeless migrants after the show's closure. Given the artist's anonymity, little is known about his current whereabouts; however, Banksy remains active as an international graffiti artist and art world disruptor. His most recent







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: Works on wood, board or panel that measure between 40 inches by 40 inches and 110 inches by 110 inches. The set excludes works for quality. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Banksy have a record price compound annual growth rate ("CAGR") of 60.0% from November 18, 2003 to June 30, 2024. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,936,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.39. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was June 29, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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